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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Community Valley Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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 [CVB LOGO]

                                    , 2008

Dear Shareholders:

        Community Valley Bancorp is seeking the approval of its shareholders of an amendment to its Articles of Incorporation to authorize the issuance of preferred stock. Information regarding the amendment is included in the enclosed written consent solicitation statement. Community Valley Bancorp is seeking your approval for this matter so that it will have authorized preferred stock for the issuance in the future. The board of directors of Community Valley Bancorp believes the proposal to authorize the issuance of up to 10,000,000 shares of preferred stock will provide it with increased flexibility in its ability to raise capital in the future.

        Shareholder approval is being sought by written consent rather than holding a special meeting of shareholders. Please read the accompanying materials, and sign and return the enclosed "written consent" form. The board of directors of Community Valley Bancorp believes that adoption of the amendment to the Articles of Incorporation is in Community Valley Bancorp's best interests and recommends shareholders consent to the approval of the amendment.

        The enclosed written consent solicitation statement contains detailed information regarding the proposed amendment, so please read it carefully. If you have any questions, or need additional information, please call Gayle J Lee, SVP/Controller at (530) 877-2506 ext. 3161. The consents of a majority of the outstanding shares of common stock of Community Valley Bancorp are required to approve the amendment, so we urge you to return the written consent form. Any shareholder who signs and returns the enclosed written consent form, without indicating "Consents To," "Does Not Consent To" or "Abstain" on the form, will be deemed to have consented to approval of the amendment.

        Please promptly complete, date and sign the enclosed "written consent" form and return it in the envelope provided on or before                        to ensure your position on this proposal is counted.

        Thank you for your attention to this matter and prompt action in returning your written consent form.

                      Sincerely,

 COMMUNITY VALLEY BANCORP
WRITTEN CONSENT SOLICITATION STATEMENT
AMENDMENT OF ARTICLES OF INCORPORATION

Introduction

        This written consent solicitation statement is furnished in connection with the solicitation of written consents to the adoption of an amendment to the Articles of Incorporation for Community Valley Bancorp. The proposed amendment would increase the authorized capital of Community Valley Bancorp by creating an additional class of 10,000,000 shares of authorized serial preferred stock, as discussed further in this written consent solicitation statement.

        It is anticipated that this written consent solicitation statement and form of written consent will be mailed to shareholders eligible to receive it on or about                        , 2008 to holders of record of Community Valley Bancorp's common stock on December 3, 2008, the "record date." Written consents from shareholders representing a majority of the outstanding shares of Community Valley Bancorp common stock on the record date are required for approval of the amendment.

Action by Written Consent

        The proposal is submitted to the shareholders of Community Valley Bancorp for approval by written consent as provided in the Company's Bylaws. The Bylaws provide that any action which may be taken by shareholders at a meeting may also be taken without a meeting if consent to the action is signed by the holders of shares representing the minimum number of votes which would be necessary to authorize the action at a meeting at which all shares are present and voting. Community Valley Bancorp has decided to submit this proposal for action by written consent for the purposes of cost effectiveness and expediency. A "written consent" form is enclosed for shareholders to indicate their approval on the proposal. If your shares are held in "street name," you will receive instructions from your broker or other nominee explaining how you may consent to the proposal.

        This written consent solicitation will be conducted during the period commencing with the date of this statement and ending no later than 5:00 p.m., Pacific Time on                         , 2008. The proposal will not be deemed to have been approved or rejected by the shareholders of Community Valley Bancorp until the close of business on                        , 2008, or such earlier time as written consents consenting to the amendment and representing the requisite majority of the outstanding shares of the Company's common stock have been received by Community Valley Bancorp.

        No shareholder meeting is planned in connection with this proposal. If you approve of the amendment to the Articles of Incorporation, you should check the box marked "CONSENT TO," execute the enclosed written consent form and return it to Community Valley Bancorp in the envelope provided. If you are opposed to the amendment, indicate your opposition by checking the box marked "DOES NOT CONSENT TO," execute and return the form.

Revocability of Written Consents

        Any shareholder who executes and delivers a written consent has the right to revoke it at any time by filing with the Secretary of Community Valley Bancorp an instrument revoking it at any time before consents representing the requisite majority of the outstanding shares of the Company's common stock and consenting to the amendment are received by the Secretary, but may not do so thereafter and in no event after the termination of the solicitation of written consents, which is                        , 2008. If no instruction is specified with regard to the approval of the amendment on the written consent form that is signed and returned to Community Valley Bancorp, the shares represented by that form will be deemed to "Consent To" the approval of the amendment.

Persons Making the Solicitation

        This solicitation of written consents is being made by the Company's Board of Directors. The expense of preparing, assembling, printing and mailing this written consent solicitation statement and the materials used in the solicitation of written consents will be borne by the Company. It is contemplated that written consents will be solicited principally through the use of the mail, but directors, officers and employees of the Company may solicit written consents personally or by telephone, without receiving special compensation therefor.

Voting Securities

        There were issued and outstanding 6,699,553 shares of the Company's common stock on December 3, 2008, which has been fixed as the record date for the purpose of determining shareholders entitled to receive this written consent solicitation. On any matter submitted to the vote of the shareholders, each holder of the Company's common stock will be entitled to one vote for each share of common stock he or she held of record on the books of the Company as of the record date.

Shareholdings of Certain
Beneficial Owners and Management

        Management of Community Valley Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of the common stock of Community Valley Bancorp, except as set forth in the table below. The following table sets forth, as of December 22, 2008, the number and percentage of shares of the outstanding common stock of Community Valley Bancorp beneficially owned, directly or indirectly, by each of the directors, named executive officers and principal shareholders of Community Valley Bancorp and by the directors and executive officers of Community Valley Bancorp as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of October 31, 2008. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Community Valley Bancorp.

Amount and Nature of Beneficial Owner	Beneficial Ownership		Percent of Class(1)
Directors and Named Officers:
M. Robert Ching, M.D.	123,082	(2)	1.8%
John F. Coger	123,367	(3)	1.9%
Eugene B. Even	76,340		1.1%
John D. Lanam	146,362	(4)	2.2%
Donald W. Leforce	195,188	(5)	2.9%
Charles J. Mathews	9,062	(6)	*
Ellis L. Matthews	67,778		1.1%
Luther W. McLaughlin	14,504	(7)	*
Robert L. Morgan, M.D.	227,067	(8)	3.4%
James S. Rickards	194,390	(9)	2.9%
Keith C. Robbins	138,017	(10)	2.1%
Gary B. Strauss, M.D.	267,434	(11)	4.0%
Hubert I. Townshend	196,069	(12)	2.9%
Principal Shareholder:
Community Valley Bancorp ESOP	444,613	(13)	6.5%
Schmelke Family Trust	400,354	(14)	5.8%
All Directors and Officers as a Group (13 in all)	1,778,661	(15)	26.0%

*
Less than one percent.

(1)
Includes shares subject to options held by each director and the directors and officers as a group that are exercisable within 60 days of October 31, 2008. These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)
Dr. Ching has shared voting and investment powers as to 51,726 of these shares and has 26,666 shares acquirable by exercise of stock options.

(3)
Mr. Coger has shared voting and investment powers as to 105,612 of these shares and has 216 shares acquirable by exercise of stock options.

(4)
Mr. Lanam has shared voting and investment powers as to 117,771 shares and has 12,166 shares acquirable by exercise of stock options.

(5)
Mr. Leforce has shared voting and investment powers as to 171,928 shares and has 16,666 shares acquirable by exercise of stock options.

(6)
Mr. C. Mathews has shared voting and investment powers as to 3,730 shares and has 5,332 shares acquirable by exercise of stock options.

(7)
Mr. McLaughlin has shared voting and investment powers as to 12,100 of these shares and has 2,404 shares acquirable by exercise of stock options.

(8)
Dr. Morgan has shared voting and investment powers as to 227,067 shares.

(9)
Mr. Rickards has shared voting and investment powers as to 145,106 shares and has 14,356 shares acquirable by exercise of stock options.

(10)
Mr. Robbins has shared voting and investment powers as to 55,258 shares and has 26,616 shares acquirable by exercise of stock options.

(11)
Dr. Strauss has shared voting and investment powers as to 183,854 shares and has 25,606 shares acquirable by exercise of stock options.

(12)
Mr. Townshend has shared voting and investment powers as to 173,589 shares.

(13)
Community Valley Bancorp ESOP's address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(14)
The Schmelke Family Trust's address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(15)
Includes 128,428 shares acquirable by exercise of stock options.

Amendment of Articles of Incorporation

General

        On November 18, 2008, the Company's board of directors approved an amendment of Article Three of the Company's Articles of Incorporation to add an additional class of shares, specifically, 10,000,000 shares of serial preferred stock to the Company's authorized stock. The Articles of Incorporation currently provide that the Company is authorized to issue only one class of shares, comprised of 20,000,000 shares of common stock. If approved, the proposed amendment will provide that the Company is authorized to issue two classes of stock, of which 20,000,000 shares would be designated "common stock" and 10,000,000 shares would be designated "serial preferred stock." As to the proposed serial preferred stock, upon approval of the proposed amendment of the Company's Articles of Incorporation, the board of directors of the Company will have the authority to establish rights, preferences, privileges, and restrictions as to the issuance of any future series of serial preferred stock.

Background and Purpose of the Proposed Articles of Incorporation Amendment

        Given the current economic situation, the Company is evaluating alternatives for strengthening its capital position and believes it is desirable to maximize its flexibility with respect to its ability to augment capital in the future. Such methods for raising capital could include, but are not limited to, the issuance of additional shares of common stock for cash consideration and/or the issuance of debt. The Company's existing Articles of Incorporation do not authorize any preferred stock, and the Company seeks shareholder approval of the proposed amendment to authorize 10,000,000 shares of preferred stock to enable the Company to issue shares of preferred stock in the future as determined in the discretion of the Board of Directors of the Company. The Company has no present intent to issue any shares of preferred stock pursuant to such authorization, however, if the proposed amendment is approved by shareholders, it may do so in the future.

        If the proposed amendment is approved, the Board of Directors of the Company will have the authority, among other things, to establish serial preferred stock in one or more series and to fix the dividend rights, redemption price(s), conversion price(s), liquidation preferences and the number of shares constituting any additional series or the designation of such additional series. Holders of the serial preferred stock would not be held individually responsible, by virtue of being a holder, for any debts, contracts or engagements of the Company.

Proposed Amendment to Articles of Incorporation

        If the proposed amendment is approved by the shareholders, Article Three will read in the entirety as follows:

          "THREE: AUTHORIZED STOCK

          The corporation is authorized to issue two classes of shares of stock: one class of shares to be called "Common Stock," the second class of shares to be called "Serial Preferred Stock." The total number of shares of stock which the corporation shall have authority to issue is Thirty Million (30,000,000) of which Twenty Million (20,000,000) shall be Common Stock and Ten Million (10,000,000) shall be Serial Preferred Stock.

          The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, of each class of stock of the Corporation shall be as follows:

    (a)
    Serial Preferred Stock

          The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    (b)
    Common Stock

    (1)
    After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, such dividends as may be declared from time to time by the Board of Directors.

    (2)
    After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation.

    (3)
    Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock."

        The approval of the proposed amendment of the Articles of Incorporation by shareholders requires the consents of the holders of a majority of the outstanding shares of the Company's common stock.

Possible Adverse Effects of the Articles of Incorporation Amendment

        The issuance of preferred stock may have adverse effects upon the holders of common stock. It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of the shareholders of our Company until our board of directors determines the rights of the holders of a series or class of preferred stock. Such effects might include:

•
restrictions on the payment of dividends to holders of common stock;

•
dilution of voting power of common stock;

•
impairment of the liquidation rights of the common stock; and

•
delaying or preventing a change in control of our Company.

Potential Anti-Takeover Effects of the Articles of Incorporation Amendment

        If the proposed amendment to the articles of incorporation is approved by our shareholders and filed with the California Secretary of State, the preferred stock that would be authorized may be issued from time to time as our board of directors may determine, without prior notice to or further action of our shareholders. The issuance of any or all of these shares of preferred stock from time to time could cause dilution to the voting rights and earnings per share of our outstanding shares of common stock. However, we believe that approval of this proposal is in the best interests of our Company and our shareholders because the increase would make shares of preferred stock available for issuance in acquisitions or financings that could be used to enhance our business and results of operations.

        Although we have no definitive plans to utilize preferred stock to entrench present management, we may, in the future, be able to use the available shares of preferred stock as a defensive tactic against hostile takeover attempts by issuing shares under a shareholder rights plan, in a private placement or in another transaction that causes substantial dilution to a person or group that attempts to acquire control of our Company through a merger or tender offer on terms or in a manner not approved by our board of directors, whether or not our shareholders favorably view the change in control, merger or tender offer. The availability of shares of preferred stock will have no current anti-takeover effect, because no hostile takeover attempts are, to our management's knowledge, currently threatened.

        We generally do not have provisions in our charter documents that operate as anti-takeover defenses except that, under our bylaws, special meetings of shareholders may be called only by our board of directors, by certain of our officers, or by holders of shares entitled to cast not less than 10% of the votes at the meeting. We also have advance notice provisions in our bylaws, as described under the heading "Shareholder Proposals for the Next Annual Meeting of Shareholders" below, which restrict shareholders' rights to present director nominations or shareholder proposals at our shareholders' meetings.

        Our shareholders do not possess preemptive rights that would entitle such persons, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exchangeable for, securities of our Company. We do not presently have plans to propose the adoption of other anti-takeover measures in future proxy solicitations.

Procedure for Amending Articles of Incorporation

        Provided that this proposal is approved, the amendment described herein will become effective upon filing with the California Secretary of State a certificate of amendment of articles of incorporation.

        Management recommends that the shareholders "CONSENT TO" the amendment of the Articles of the Incorporation.

        IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER RETURNS THE WRITTEN CONSENT FORM. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

Shareholder Proposals
For the Next Annual Meeting of Shareholders

        In order to be eligible for inclusion in our proxy materials for our next annual meeting of shareholders, any shareholder proposal for that meeting must be received by our Corporate Secretary at our principal executive office, located at December 27, 2008. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.

Where You Can Find More Information

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. In accordance with the Exchange Act, Community Valley Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect these reports, proxy statements and other information Community Valley Bancorp has filed with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also retrieve these materials at the SEC's Internet Web site at http://www.sec.gov.

        The SEC allows the Company to "incorporate by reference" into this document, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document.

        The following financial statements and other portions of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC (the "Form 10-K") and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC (the "Form 10-Q") are incorporated by reference herein:

•
Management's discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•
Quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q;

•
Annual Report on Form 10-K for the year ended December 31, 2007; and

•
Quarterly Report on Form 10-Q for the quarter ended September 30, 2008

        Accompanying this written consent solicitation statement is the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

 Community Valley Bancorp
Written Consent of Shareholders
for Approving the
Amendment to the Company's Articles of Incorporation

        The undersigned shareholder(s) of Community Valley Bancorp hereby:

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAIN

        The proposal to amend Article THREE of the Bank's Articles of Incorporation to provide for the authorization of 10,000,000 shares of serial preferred stock as described in the Company's accompanying written consent solicitation statement dated                                     , 2008.

        Any shareholder who signs and returns this form of written consent without indicating "Consents To," "Does Not Consent To" or "Abstain" on the proposal will be deemed to have consented to the proposal. This written consent may be revoked at any time by a written instrument filed with the Secretary of Community Valley Bancorp before written consents consenting to the amendment and representing the required majority of the Company's outstanding shares of common stock have been filed with the Secretary of the Company.

        THIS WRITTEN CONSENT IS BEING SOLICITED BY THE DIRECTORS OF COMMUNITY VALLEY BANCORP WHO UNANIMOUSLY RECOMMEND YOU "CONSENT TO" THE PROPOSED AMENDMENT.

Number of Shares	Signature

Signature (if held jointly)

Date

        Please date this written consent and sign exactly as the name(s) appear(s) on your stock certificate and return it using the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE RETURN THIS WRITTEN CONSENT BY                                    , 2008

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COMMUNITY VALLEY BANCORP WRITTEN CONSENT SOLICITATION STATEMENT AMENDMENT OF ARTICLES OF INCORPORATION
Introduction
Voting Securities
Shareholdings of Certain Beneficial Owners and Management
Amendment of Articles of Incorporation
Shareholder Proposals For the Next Annual Meeting of Shareholders
Where You Can Find More Information
Community Valley Bancorp Written Consent of Shareholders for Approving the Amendment to the Company's Articles of Incorporation